                                   AMENDMENT
                                     TO THE
                              REINSURANCE AGREEMENT

                                      AMONG

Capitol Specialty Insurance Corporation (hereinafter referred to as the "Company") and Darwin National Assurance Company (hereinafter referred to as "Reinsurer").

WHEREAS, the parties desire to modify certain terms and conditions of the Reinsurance Agreement between the parties dated July 1, 2004;

NOW, THEREFORE, for the consideration mentioned and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do agree as follows:

1.    Article VII is hereby amended in its entirety as follows:

      A.    The Company shall pay to the Reinsurer:

            100% of the written premium charged and collected by the Company in connection with the Policies referenced in Article I (A) (ii), net of any other outside reinsurance purchased on this subject premium, plus 100% of the unearned premium charged and collected by the Company in connection with the Policies referenced in Article I (A)
            (i), net of any other outside reinsurance purchased on this subject premium.

      The reinsurance premiums set forth above shall be subject to a commission allowance payable to the Company in an amount equal to the compensation paid by the Company to Darwin Professional Underwriters, Inc. in relation to such business. The Reinsurer shall also compensate the Company as set forth below:

                  1.    Ceding Commission

                        The Company will be paid a ceding commission (as a percentage of gross written premiums in respect of business that is produced by Darwin Professional Underwriters, Inc. (hereinafter referred to as "DPUI") and for which Policies are issued by the Company) according to the following schedule:

Policies' premium written on the books of the Company
  in calendar year 2006                                      0.5%
Policies' premium written

  on the books of the Company
  in calendar year 2007                                      1.0%
Policies' premium written on the books of the Company
  in calendar year 2008                                      2.0%
Policies' premium written on the books of the Company
  in calendar year 2009 and thereafter                       3.0%;

                        provided, that in the event of an IPO, the ceding commission will increase to 3.0% of the premium written on the books of the Company effective as of January 1 of the year following the year in which the IPO takes place; provided, further, that in the event of a sale by Alleghany Insurance Holdings, LLC (hereinafter referred to as "AIHL") of securities representing a majority of the voting power in DPUI (determined on an as-converted basis) and/or Reinsurer to an insurance company or an insurance holding company (a "Strategic Sale"), or in the event of a sale by AIHL of securities to financial investors (i.e., investors which are not insurance companies or insurance holding companies) which would cause AIHL's voting interest in DPUI (determined on an as-converted basis) and/or Reinsurer to drop below 35% (a "Financial Sale"), the ceding commission will increase to 3.0% upon the closing of such Strategic Sale or Financial Sale. For the purposes of this Article VII, an "IPO" means the initial public offering of common stock of DPUI or Reinsurer pursuant an effective registration statement under the Securities Act of 1933, as amended, in connection with which the common stock of DPUI or Reinsurer becomes listed on a U.S. national securities exchange or traded on the Nasdaq National Market System.

                  2.    Reimbursement of Expenses

                        In addition to payment of the ceding commission provided for above, direct expenses incurred by the Company arising from the issuance of policies of the Company in respect of business produced by DPUI will be reimbursed by Reinsurer to Company as follows:

EXPENSE                          ALLOCATION OF METHODOLOGY
--------------------             ----------------------------------------------
Taxes/Boards/                    Reinsurer responsible for all taxes,
Bureaus                          boards and bureaus related to Policies.

Fines/Penalties                  Reinsurer responsible for all fines and
                                 penalties arising out of acts, errors or
                                 omissions of Reinsurer or its affiliates
                                 and/or related to the Policies.

Assessments                      Reinsurer responsible for all assessments
                                 (including, but not limited to, premium
                                 and loss based) to the extent they arise
                                 from or relate to Policies.

Market Conduct Exam Fees         Reinsurer responsible for exam fees related to
                                 regulatory review of DPUI produced business
                                 and/or the reinsurance/underwriting management
                                 agreements implementing the
                                 Company/DPUI/Reinsurer relationship.

Corporate Outside Counsel Fees   Reinsurer responsible for all corporate
Incurred by the Company          outside counsel legal fees and expenses
(Company/DPUI/                   incurred by the Company in connection
Reinsurance Transactions)        with regulatory matters related to
                                 Company/DPUI/Reinsurer transactions. The
                                 Company shall obtain Reinsurer's prior
                                 approval before incurring such legal fees
                                 in excess of $2,000 for any individual
                                 matter and such approval shall not be
                                 unreasonably withheld by Reinsurer.

2.    Article VIII is hereby amended in its entirety as follows:

      A. The Company shall furnish the Reinsurer with all necessary data respecting losses for as long as one of the parties hereto has a claim against the other arising from this Agreement.

      B. Within 15 days of the end of any month the Reinsurer shall furnish the Company with a report of reinsurance premium, commission allowance and ceding commission due. Any balances shown to be due will be remitted with said report.

      C. Payment by the Reinsurer of its proportion of loss, Allocated Loss Adjustment Expenses and reimbursable expenses paid by the Company shall be made by the Reinsurer to the Company within 15 days after proof of payment is received by the Reinsurer.

3.    Article XV is hereby amended in its entirety as follows:

      A. It is agreed that when the Company files with an insurance department or establishes reserves for claims covered and unearned premium hereunder, as required by law, the Company shall forward to the Reinsurer a statement showing the proportion of such loss, Allocated Loss Adjustment Expense and unearned premium reserves which is applicable to the Reinsurer. In the event that the Company is not permitted by any insurance regulator to take full and complete credit on its financial statements for this reinsurance and that the collateral provided by the Reinsurer in Article XV B. below shall not be satisfactory with an insurance regulator to take full and complete credit in its financial statements for this reinsurance, then, the Reinsurer hereby agrees to apply for and secure delivery to the Company of a clean, irrevocable and unconditional Letter of Credit , that is issued , and presentable and payable in the United States, by a bank or trust company, that is a member of the Federal Reserve System, and is in a format acceptable to the governmental authority having jurisdiction over the Company's reserves, in an amount equal to the Reinsurer's proportion of such loss (including case and incurred but not reported), Allocated Loss Adjustment Expenses (including case and incurred but not reported), unearned premium and commission reserves. The Letter of Credit will be issued for a period of not less than one year, and will be automatically extended for one year from its date of expiration or any future expiration date unless 60 days prior to any expiration date the issuing bank notifies the Company by registered mail that the issuing bank elects not to consider the Letter of Credit extended for any additional period, in which case the Reinsurer shall deliver to the Company a replacement Letter of Credit on or prior to such expiration date. In lieu of the Letter of Credit described above, the Reinsurer may provide the Company other collateral (such as cash advances, trust agreements, escrow accounts, or a combination of the foregoing) acceptable to the Company and to the governmental authority having jurisdiction over the Company's reserves.

            The Company and the Reinsurer agree that the Letter of Credit or other collateral provided by the Reinsurer under this provision may be drawn upon at any time, notwithstanding any other provisions in this

            Agreement by the Company, including any liquidator, rehabilitator, receiver or conservator of the Company, for the following purposes:

            1) to reimburse the Company for the Reinsurer's share of the Ultimate Net Losses paid by the Company and which has not otherwise been paid by the Reinsurer;

            2) to reimburse the Company for the Reinsurer's share of premium and commission returned under Policies reinsured under this Agreement on account of cancellation of such Policies and which has not otherwise been paid by the Reinsurer;

            3) to fund an account with the Company in an amount at least equal to the deduction, for reinsurance ceded, from the Company's liabilities for amounts ceded under this Agreement. Such cash deposits shall be held in an interest bearing account separate from the Company's other assets, and interest thereon shall accrue to the benefit of the Reinsurer. Such amount shall include, but not be limited to, amounts for reserves for claims and losses incurred, including losses incurred but not reported, loss adjustment expenses, and unearned premiums;

            4) to reimburse the Company for the Reinsurer's share of surrenders and benefits or losses paid by the Company under the terms and provisions of the Policies reinsured under this Agreement; and

            5) to pay any other amounts the Company claims are due under this Agreement.

      B. In addition to any collateralization required as set forth in (A) above, upon the earliest to occur of (i) an IPO, (ii) a Strategic Sale or
      (iii) a Financial Sale (a "Collateralization Event"), all obligations of the Reinsurer to the Company (gross of any outside third party reinsurance which may be applicable), including but not limited to obligations related to the Ultimate Net Loss, loss reserves (case and incurred but not reported), unearned premium reserves and allocated loss adjustment expense reserves related to the Policies reinsured hereunder, must be fully collateralized pursuant to arrangements reasonably satisfactory to the Company. Such collateralization may, at Company's direction, include the provision by Reinsurer to Company of a clean, irrevocable and unconditional Letter of Credit having the same terms and which may be drawn upon for the same reasons as previously set forth above in this
      Article XV. The amount which must be fully collateralized in the event of a Collateralization Event will be recalculated every three (3) months following the occurrence of the Collateralization Event. In the event that, following a Collateralization Event, the actuaries for the Company and the actuaries for the Reinsurer disagree as to the appropriate level of reserves to be established in respect of such obligations of the Reinsurer, then the obligations of the Reinsurer will be collateralized at the level specified by the Company's actuaries, or in the event of disagreement between the

      Reinsurer and the Company, the Reinsurer and the Company will mutually agree upon a nationally recognized independent actuarial firm to conduct an actuarial study of the obligations of the Reinsurer to the Company, the fees and expenses of which will be paid by the Reinsurer, and the obligations of the Reinsurer to the Company will be collateralized at the level specified by such third independent actuarial firm.

4. This Amendment may be executed in counterparts of like form, each of which, when executed, shall be deemed together an original and all of which taken together shall constitute one and the same instrument.

5. Except as hereby amended, the terms and provisions of the Agreement shall remain in full force and effect.

6. The parties hereby agree that the effective date for this Amendment shall be January 1, 2006.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized representatives.

Darwin National Assurance Company        Capitol Specialty Insurance Corporation

By:   /s/ John L. Sennott, Jr.           By:   /s/ David Pauly
      ------------------------------           --------------------------------

Name: John L. Sennott, Jr.               Name: David Pauly

Title: CFO                               Title: CEO